EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made as of January 16, 2018 by and between BIORESTORATIVE THERAPIES, INC., a Delaware corporation (the "Company"), and ADAM D. BERGSTEIN (the "Executive").  Certain capitalized terms used in this Agreement are defined in Section 11.
RECITALS
WHEREAS, the Company and the Executive desire to enter into an employment agreement which will set forth the terms and conditions upon which the Executive shall be employed by the Company and upon which the Company shall compensate the Executive.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Employment.  The Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Employment Commencement Date set forth on Schedule A to this Agreement and ending as provided in Section 5 (the "Employment Period").
2. Employment At-Will.  Notwithstanding anything in this Agreement, the Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive's employment, at any time and for any or for no reason.  Nothing in this Agreement shall be construed to alter the at-will nature of the Executive's employment.
3. Position and Duties.  During the Employment Period, the Executive will serve in the position set forth on Schedule A to this Agreement and will render such managerial, analytical, administrative, financial and other executive services to, and shall have such responsibilities on behalf of, the Company and its Subsidiaries, as are from time to time necessary in connection with the management and affairs of the Company and its Subsidiaries and are consistent with his position, in each case subject to the authority of the Board of Directors of the Company (the "Board") to define and limit such executive services.  The Executive's primary responsibilities shall include, without limitation, those set forth on Schedule A attached hereto.  The Executive will devote substantially all of his business time and attention to the business and affairs of the Company and its Subsidiaries, provided that the Executive will be permitted to (i) serve as a member of the board of directors or advisory board of charitable organizations and/or, subject to Section 6, perform services for other business organizations with which the Executive has or may become associated, (ii) engage in charitable activities and community affairs, and (iii) manage his personal investments and affairs, except that the Executive will limit the time devoted to the activities described in clauses (i), (ii), and (iii) so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder; provided, however, that, during the first three (3) months of the Employment Period (the "Initial Employment Period"), the Executive shall be obligated to perform his duties hereunder for only four out of five business days per week.  The Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Executive will report to the person set forth on Schedule A.  During the Employment Period, the Executive's primary work location shall be from his home office in Glencoe, Illinois; provided, however, that the Executive shall, from time to time, as requested by the CEO, travel to the Company's principal offices.
4. Salary and Benefits.
(a) Salary.  During the Employment Period, the Company will pay the Executive a salary at not less than the rate set forth on Schedule A to this Agreement (as in effect from time to time, the "Salary") as compensation for services.  The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries and subject to applicable withholding requirements.  The Company agrees to evaluate the Executive's performance and Salary annually.
(b) Bonus.  During the Employment Period, the Executive will be entitled to receive bonuses upon and subject to the terms and conditions set forth on Schedule A to this Agreement.  Any and all cash Bonuses will be payable by December 31 of the year for which the Bonus is payable, except that (i) to the extent the amount of the Bonus is based upon the Company's financial statements for a particular fiscal year, then such portion of the Bonus shall be payable within fifteen (15) days following the date on which the audit report with respect to such financials is delivered to the Company and (ii) if a Bonus milestone may be satisfied, and is satisfied, following the end of the year for which the Bonus is payable, the Bonus payable with respect thereto shall be payable within fifteen (15) days following the date on which the milestone is satisfied but, as to (i) and (ii), in no event later than December 31 of the year following the year for which the Bonus is payable.
(c) Benefits.  During the Employment Period, the Company will provide the Executive with medical, dental, life, long-term Disability insurance and other benefits under such plans as the Board may establish or maintain from time to time for similarly situated employees; provided, however, that, if the Executive elects not to participate in the Company's medical plan, then, during the Initial Employment Period, the Company shall reimburse the Executive for the cost of medical coverage for the Executive and his family with such reimbursement not to exceed the cost of monthly medical insurance premiums the Company pays for similar coverage under its group medical plan, which amount shall be reimbursed by the Company on a monthly basis upon the receipt of any necessary documentation.  The Executive will be entitled to the number of weeks of paid vacation each year set forth on Schedule A attached hereto.  To the extent that the Executive does not use all the vacation time in any year, calculated as of each anniversary of the commencement of the Employment Period, the unused vacation may not be carried over to the next year.
(d) Reimbursement of Expenses.  During the Employment Period, the Company will reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties that are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, including a cell phone, subject to the Company's requirements with respect to reporting and documentation of such expenses.  The parties understand and agree that, during the Employment Period, the Company will reimburse the Executive for economy round-trip business-related air travel expenses, at the rate charged through the American Airlines Airpass Program, subject to the Company's requirements with respect to reporting and documentation of such expenses.
5. Termination.
(a) The Employment Period will continue until the earlier of: (i) the Executive's resignation for any or no reason; (ii) the death or Disability of the Executive; or (iii) the giving of notice of termination by the Company (A) for Cause or (B) for any other reason or for no reason (a termination described in this clause (iii)(B) being a termination by the Company "Without Cause").
(b) If the Company terminates the Employment Period Without Cause or the Executive resigns for Good Reason, the Executive will be entitled to receive each of the following: all accrued and unpaid Salary and unused vacation time for the then-current annual period (with the right to vacation time being pro-rated for such period through the Termination Date) and all unreimbursed business expenses incurred through the Termination Date and payable pursuant to Section 4(d), which accrued and unpaid salary, unused vacation and unreimbursed expenses shall be payable in a lump sum within five (5) days after the Termination Date (the amounts described in the immediately preceding sentence, the "Accrued Obligations").  The Executive shall also be entitled to any COBRA benefits to which the Executive is entitled by law. COBRA benefits shall be at the Executive's sole expense.  In addition, if the Company terminates the Executive's employment without Cause or the Executive resigns for Good Reason, (i) the Executive shall be entitled to an aggregate payment equal to three (3) months of his then current Salary (the "Cash Severance Amount"), and (ii) if such termination occurs at any time following the date on which the Executive has commenced discussions with potential third party investors in the Company to obtain additional financing on behalf of the Company and prior to the Vesting Event (as defined in Schedule A hereto), the options described on Schedule A hereto shall remain in effect (notwithstanding such termination of employment) and they shall vest upon the Vesting Event. Following any such vesting, such options shall thereafter continue to be exercisable through the remainder of their ten (10) year term.
(c) If the Employment Period terminates by reason of (i) the Company's termination with Cause, or (ii) the Executive's resignation without Good Reason, then the Executive (or his estate in the case of his death) will be entitled to receive the Accrued Obligations, as well as any COBRA benefits to which the Executive is entitled by law (at the Executive's sole expense).
(d) The Cash Severance Amount will be paid in equal monthly installments over the three (3) month period following the Termination Date in accordance with the general payroll practices of the Company and subject to all applicable withholding requirements; provided, however, that the payment of the Cash Severance Amount shall be conditioned upon the Executive (i) executing and delivering to the Company a general release of all past and present claims against the Company and its Subsidiaries substantially in the form attached hereto as Exhibit A (the "Form of Release"), within twenty-two (22) days of the date the Company delivers such general release (the "Release") to the Executive, and (ii) not exercising the Executive's revocation right during the period for revocation described in the Form of Release; provided, further, that, in the event of the Executive's breach of this Agreement, then the Company's obligation to pay the Cash Severance Amount shall terminate and be of no further force or effect and the Executive shall be obligated to reimburse the Company for all Cash Severance Amount payments previously made.  To the extent that Cash Severance Amount payments are payable, they shall be made or commence on the fortieth (40th) day following the Termination Date.  The first Cash Severance Amount payment shall include all amounts that would have been paid following the Termination Date had the Release been effective immediately following the Termination Date but which were not yet paid.
(e) Upon the Termination Date, the Executive will be deemed to have resigned from each position (if any) that he then holds as an officer or director of the Company or any Subsidiary, and the Executive will take any action that the Company or any Subsidiary may reasonably request in order to confirm or evidence such resignation.
(f) Neither the termination or expiration of this Agreement nor the termination of the Executive's employment with the Company, whether by the Company or the Executive, whether for Cause or Without Cause, whether for Good Reason or without Good Reason, and whether voluntary or involuntary, shall affect the continuing operation and effect of Section 6 hereof, which shall continue in full force and effect according to its terms.  In addition, neither the termination or expiration of this Agreement nor the termination of the Executive's employment with the Company, whether by the Company or the Executive, whether for Cause or Without Cause, whether for Good Reason or without Good Reason, and whether voluntary or involuntary, will result in a termination or waiver of any rights and remedies that the Company may have under this Agreement and applicable law.
(g) In the event of the termination of this Agreement or the Executive's employment, whether by the Company or the Executive, whether for Cause or Without Cause, whether for Good Reason or without Good Reason, and whether voluntary or involuntary, except as expressly provided for herein, the Executive shall not be entitled to any further compensation or benefits.
6. Restrictive Covenants.
(a) The services of the Executive are unique and extraordinary and essential to the business of the Company, especially since the Executive shall have access to the Company's customer lists, trade secrets and other privileged and confidential information essential to the Company's business.  Therefore, the Executive agrees that, as a material inducement to, and a condition precedent to the Company's payment obligations hereunder and its other covenants herein, if the term of the Executive's employment hereunder shall expire or the Executive's employment shall at any time terminate for any reason whatsoever, for Cause or Without Cause, for Good Reason or without Good Reason, the Executive will not at any time within nine (9) months after such expiration or termination (the "Restrictive Covenant Period"), without the prior written approval of the Company, directly or indirectly, whether individually or as a principal, officer, stockholder, equity participant, employee, partner, joint venturer, member, manager, director or agent of, or lender, consultant or independent contractor to, any Person, or in any other capacity, other than on behalf of or for the benefit of the Company:
(i) anywhere in the United States of America, directly or indirectly, engage or participate in a business which, as of such expiration or termination date, is similar to or competitive with the business of the Company as of the Termination Date, as described in the Company's Securities and Exchange Commission (the "SEC") filings (or, in the event that the Company is not subject to the SEC disclosure requirements, then as described on the Company's website (the "Business"), and shall not make any investments in any such similar or competitive entity, except that the Executive may acquire, as a passive investor, up to five percent (5%) of the outstanding voting stock of any entity whose securities are listed on a stock exchange or NASDAQ;
(ii) cause or seek to persuade any director, officer, employee, customer, account, agent or supplier of, or consultant or independent contractor to, the Company or others with whom the Company has had a business relationship (collectively, "Business Associates") to discontinue or materially modify the status, employment or relationship of such Business Associate with the Company, or to become employed in any activity similar to or competitive with the Business of the Company;
(iii) cause or seek to persuade any prospective customer, account, supplier or other Business Associate of the Company (which at the date of cessation of the Executive's employment with the Company was then, to the knowledge of the Executive, actively being solicited by the Company) to determine not to enter into a business relationship with the Company or to materially modify its contemplated business relationship;
(iv) hire, retain or associate in a business relationship with, directly or indirectly, any employee of the Company; or
(v) solicit from or cause or authorize to be solicited from, for or on behalf of the Executive or any third party, any business which is similar to or competitive with the Business of the Company, or enter into a similar or competitive business relationship with, (a) others who are, or were within one (l) year prior to the cessation of the Executive's employment with the Company, customers, accounts or other Business Associates of the Company, or (b) any prospective customer, account or other Business Associate of the Company which at the date of such cessation was then, to the Executive's knowledge, actively being solicited by the Company.
The foregoing notwithstanding, the Company acknowledges and agrees that the Executive has a prior business relationship with John Desmarais, a director of the Company, and the Executive's relationship with John Desmarais, both with respect to prior business relationships and future business relationship, shall be excluded from these covenants.
The foregoing restrictions set forth in this Section 6 shall apply likewise during the Employment Period and all references to "Business" shall be deemed to refer to the then Business of the Company during the Employment Period.
(b) Concurrently herewith, the Executive is executing and delivering to the Company a Confidentiality and Proprietary Rights Agreement.
(c) For purposes of this Section 6, the term "Company" shall mean and include the Company and any and all Subsidiaries and Affiliates of the Company in existence from time to time.
(d) In connection with the Executive's agreement to the restrictions set forth in this Section 6, the Executive acknowledges the benefits accorded to him pursuant to the provisions of this Agreement, including, without limitation, the agreement on the part of the Company to employ the Executive during the Employment Period (subject to the terms and conditions hereof). The Executive also acknowledges and agrees that the covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement thereof would not prevent the Executive from earning a livelihood.
7. Options.  As provided for on Schedule A attached hereto, pursuant and subject to the terms and conditions of the Company's 2010 Equity Participation Plan and a Stock Option Agreement, the Executive will be granted the number of options set forth on Schedule A attached hereto under "Options Granted", which options will vest as set forth thereon and in Section 5(b).  In addition, when other members of the Company's senior management are awarded options from time to time, the Executive will be awarded additional options as well, so long as the Executive continues to be employed by the Company in a senior management position at the time such options are granted.  The options awarded to the Executive will be similar in type and exercise price, and will be awarded in an amount commensurate with, those granted to comparable members of the Company's senior management.  If the Executive's performance is considered to exceed expectations, then the Executive may be awarded options in an amount greater than those granted to comparable members of the Company's senior management.  It is understood that the foregoing is subject to the approval of the Compensation Committee of the Board of Directors of the Company which has the power and authority to approve option grants.
8. Deductions and Withholding.  The Executive agrees that the Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local and/or other taxes that are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.
9. Code Section 409A.
(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance promulgated thereunder, "Code Section 409A"), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A.
(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits constituting deferred compensation under Code Section 409A upon or following a termination of employment unless such termination of employment is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a termination of employment or like terms shall mean "separation from service."  If the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such "separation from service" of the Executive, and (ii) the date of the Executive's death (the "Delay Period").  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.
(c) All expenses or other reimbursements under this Agreement shall be made as soon as practicable and in any event on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.
(d) For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within sixty (60) days"), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e) In no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.
10. Representations and Warranties.  The Executive represents and warrants to the Company and its Subsidiaries that: (a) the Executive is not a party to or bound by any employment, noncompete, nonsolicitation, or similar agreement with any other Person; (b) the Executive is not a party to or bound by any nondisclosure, confidentiality or similar agreement with any other Person that would affect the Executive's ability to perform his responsibilities on behalf of the Company; and (c) this Agreement constitutes a valid and legally binding obligation of the Executive, enforceable against him in accordance with its terms.  The Company represents that this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.  All representations and warranties contained herein will survive the execution and delivery of this Agreement.
11. Certain Definitions.  When used in this Agreement, the following terms will have the following meanings:
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.
"Cause" means any one or more of the following: (i) in the reasonable judgment of the Board, (A) the Executive acts (including a failure to act) in a manner that constitutes gross misconduct or gross negligence or that is otherwise materially injurious to the Company or its Subsidiaries or (B) the Executive is not fulfilling his responsibilities with respect to the matters set forth in the fourth and/or fifth bullets on Schedule A attached hereto; (ii) the Executive breaches any material term of this Agreement, which breach remains uncured to the reasonable satisfaction of the Board following ten (10) days' written notice from the Company of such breach; provided, however, that the Company shall not be required to give the Executive a cure period on more than one occasion; (iii) in the reasonable judgment of the Board, the Executive has committed an act of fraud or misappropriation, or other act of dishonesty or illegal business practices relating to the Company or any of its Subsidiaries, customers or suppliers; (iv) the Executive's commission of any act which, if the Executive were convicted, would constitute a felony, a crime of moral turpitude or a crime involving the illegal use of drugs, or the Executive's entry of a plea of guilty or no contest thereto; (v) the Executive's willful failure or willful refusal to perform specific, lawful directives of the Board or the CEO; (vi) any alcohol or other substance abuse on the part of the Executive that adversely impacts his ability to perform the material functions of his position; (vii) any excessive absence of the Executive from his employment during normal working hours for reasons other than vacation or disability; (viii) the Executive's breach of any other material obligation under this Agreement; (ix) any material misrepresentation on the Executive's part herein set forth; or (x) the Company has not, for any reason, between the Employment Commencement Date and the six (6) month anniversary of the Employment Commencement Date entered into a definitive agreement pursuant to which a third party or parties have agreed to provide the financing necessary to commence and complete the Company's Phase II clinical trials. Notwithstanding the foregoing, if any act or omission described in the above definition of "Cause" is susceptible to cure (as determined in the reasonable discretion of the Board), the Executive shall have ten (10) days after notice from the Board to cure such violation to the reasonable satisfaction of the Board; provided, however, that, once the Company has given the Executive a cure period with regard to any act or omission, the Company shall not be required to give the Executive a cure period for any and all other acts or omissions.  Any notice to the Executive of termination for "Cause" shall be in writing and shall specify in reasonable detail the Executive's acts or omissions that the Company considers to be "Cause."  No act or failure to act by the Executive shall be considered "willful" unless it is done or omitted to be done by the Executive in bad faith and without reasonable belief that he was acting in the best interests of the Company.
"CEO" means the Chief Executive Officer of the Company.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended from time to time.
"Disability" has the meaning given to such term under the Company's long-term disability insurance plan or, if no such plan exists, then "Disability" means that the Executive is unable, due to illness, accident or other physical or mental incapacity, to perform substantially all of his duties and responsibilities (provided that, in any such case, the Executive shall have satisfied such criteria for a period of at least six (6) consecutive months or for at least one hundred twenty-five (125) business days during any nine (9) month period).
"Good Reason" means, without the Executive's written consent, (i) the assignment to the Executive of duties inconsistent with the duties of Senior Vice President, Planning and Business Development and as described on Schedule A hereto; (ii) a reduction in the Executive's Salary, Bonus or other benefits, except as part of a Company-wide reduction in compensation and/or benefits for employees (provided that the Executive's reduction is consistent, on a proportional basis, with the reductions imposed on all of the Company's executive officers); (iii) the relocation of the Executive to an office more than fifty (50) miles from his office in Glencoe, Illinois; or (iv) any other material breach by the Company of the provisions hereof; provided, however, that none of the foregoing events shall constitute Good Reason unless (1) the Executive gives notice of termination to the Company specifying the condition or event constituting Good Reason within sixty (60) days of the existence thereof; (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of the Executive's notice; and (3) the Executive actually terminates his employment within thirty (30) days of the end of the cure period.
"Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).
"Subsidiaries" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one (1) or more Subsidiaries of such Person or entity or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.  Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of the Company.
"Termination Date" means the date on which the Employment Period ends pursuant to Section 5(a).
12. Cooperation in Legal Matters.  The Executive will cooperate with the Company and its Subsidiaries during the term of the Executive's employment and, subject to Executive's other personal and business obligations, thereafter, with respect to any pending or threatened claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (the "Claims"), by being reasonably available to testify on behalf of the Company or any Subsidiaries, and to assist the Company and its Subsidiaries by providing information, meeting and consulting with the Company and its Subsidiaries or their representatives or counsel, as reasonably requested and at the Company's sole expense.  The Executive agrees not to disclose to or discuss with anyone who is not assisting the Company or any Subsidiary with the Claims, other than the Executive's personal attorney, the fact of or the subject matter of the Claims, except as required by law.  The Executive further agrees to maintain the confidences and privileges of the Company and its Subsidiaries, and acknowledges that any such confidences and privileges belong solely to the Company and its Subsidiaries and can only be waived by the Company or any Subsidiary, not the Executive.  In the event that the Executive is subpoenaed to testify, or otherwise requested to provide information in any matter relating to the Company or any Subsidiary, the Executive agrees to promptly notify the Company after receipt of such subpoena, summons or request for information, to reasonably cooperate with the Company or any Subsidiary with respect to such subpoena, summons or request for information, and to not voluntarily provide any testimony or information unless required by law or permitted by the Company.
13. Background Check.  The Executive agrees that the Company may undertake a background check with respect to the Executive in connection with the subject matter of this Agreement in such manner as the Company determines to be appropriate.  The Company reserves the right to terminate this Agreement in the event the results of the background check are not satisfactory to the Company in its sole discretion.  In the event of any such termination, this Agreement shall be deemed null and void.
14. Miscellaneous.
(a) Notices.  All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications will be sent to each party at the address indicated for such party below:
if to the Executive, to:
Adam D. Bergstein
167 Hazel Avenue
 Glencoe, IL  60022
if to the Company, to:
40 Marcus Drive, Suite One
Melville, New York 11747
Facsimile: (631) 760-8414
Attention: Chief Executive Officer
with a copy, which will not constitute notice to the Company, to:
Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York  11554
Facsimile: (516) 296-7111
Attention:  Fred Skolnik, Esq.
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
(b) Consent to Amendments.  No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party.  No other course of dealing among the Company, the Subsidiaries, and the Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.
(c) Assignability and Binding Effect.  This Agreement will be binding upon and inure to the benefit of the Executive and his heirs, legal representatives, executors, administrators or successors, and will be binding upon and inure to the benefit of the Company and its successors and assigns.  The Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights or obligations hereunder, and any such attempted assignment or disposition shall be null and void and without effect.
(d) Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
(e) Headings and Sections.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.  Unless the context requires otherwise, all references in this Agreement to Sections, Exhibits or Schedules will be deemed to mean and refer to Sections, Exhibits or Schedules of or to this Agreement.
(f) Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and any exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.
(g) Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(h) Submission to Jurisdiction.  ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT IN THE EASTERN DISTRICT OF NEW YORK, AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(i) Service of Process.  WITH RESPECT TO ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 14(a).
(j) Confidentiality.  The parties agree that this Agreement and the Release (if and when executed) are confidential and each party agrees not to disclose any information regarding the terms of this Agreement or the Release to any Person, except that the Company may disclose information regarding the terms of this Agreement or the Release to its Affiliates and any lenders or as required by law or regulation or the rules of any stock exchange or market on which the Company's securities are listed or traded, and the Executive may disclose information regarding the terms of this Agreement or the Release to his immediate family.  Each party may also disclose this information to its tax, legal or other counsel.  Each party shall instruct each of the foregoing not to disclose the same to anyone.
(k) No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(l) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, that may have related to the subject matter of this Agreement in any way.  This Agreement will be deemed effective on the date hereof upon the execution hereof.
(m) Time.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder falls upon a day that is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a business day.
(n) Certain Terms.  The use of the word "including" herein means "including without limitation."  Any definitions used herein defined in the plural will be deemed to include the singular as the context may require and any definitions used herein defined in the singular will be deemed to include the plural as the context may require.  References to "Dollars" or "$" are references to the lawful currency of the United States of America.
(o) Legal Fees.  The Company agrees to reimburse or pay the Executive's legal fees incurred in the preparation and negotiation of this Agreement, in an amount not to exceed Five Thousand Dollars ($5,000.00).
[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

BIORESTORATIVE THERAPIES, INC.

By:
Name: Mark Weinreb
Title: Chief Executive Officer

Adam D. Bergstein

SCHEDULE A

Position:            Senior Vice President, Planning and Business Development
Employment
Commencement Date:      January 16, 2018

Per Annum Salary:	$250,000 Per Annum Salary during the Initial Employment Period; thereafter, $350,000 Per Annum Salary.

Bonus:
Up to 30% of Per Annum Salary based upon the satisfaction of certain performance goals.  The performance goals will be established during the Initial Employment Period following good faith negotiations between the parties.

Responsibilities:	Executive will be primarily responsible for the areas set forth below, subject to the direction of the Company's Board of Directors and Chief Executive Officer.

•	Strategic planning;
•	Business development;
•	Capital structure analysis and planning;
•
Significant introductions and presentations to, and interactions with, the investment and scientific communities in connection with the Company's efforts to raise the needed capital to commence and complete its Phase II clinical trials;

•
Provision of substantial efforts and assistance in connection with funding opportunities, including PIPEs, public and private securities offerings, in connection with the Company's efforts to raise the needed capital to commence and complete its Phase II clinical trials;

•	General marketing;
•	Coordination with scientists affiliated with the Company to prepare relevant explanatory documents for investor review;
•
Reaching out to influential members of the scientific and financial communities to develop their interest in participating in the Company's clinical trials and/or serving as a consultant or advisor to the Company.

Report to:           CEO
Vacation:           Four (4) weeks
Options Granted:        Number: options for the purchase of 500,000 shares of the Company's common stock will be granted on or within five (5) business days following the Employment Commencement Date pursuant and subject to the provisions of the Company's 2010 Equity Participation Plan (the "Plan").  The options will vest and become exercisable upon the initial patient recruitment for the Company's Phase II lumbar clinical trial or comparable product (the "Vesting Event").  Subject to the terms and conditions of the Plan and this Agreement, the options will be exercisable for a period of ten (10) years at an exercise price equal to Fair Market Value (as defined in the Plan).  The options will permit the Executive, in lieu of paying the exercise price in cash, to effect a "cashless" exercise by the Company withholding shares upon exercise with a fair market value equal to the exercise price.

EXHIBIT A
GENERAL RELEASE
I, Adam D. Bergstein, in consideration of and subject to the performance by BioRestorative Therapies, Inc., a Delaware corporation (the "Company"), of its obligations under the Executive Employment Agreement by and between the Company and myself, dated as of January 16, 2018 (as amended from time to time, the "Agreement"), do hereby release and forever discharge as of the date hereof, (i) the Company and (ii) each of its subsidiaries, affiliates and predecessors (including, without limitation, and to the extent that they could be liable in respect of their position with any of the foregoing, each of the present and former managers, directors, officers, direct or indirect equity holders, agents, representatives, employees, subsidiaries, affiliates, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives, and attorneys of the parties referenced in clauses (i) and (ii) above) (collectively, the "Released Parties") to the extent provided below.
1. I understand that any payments or benefits paid or granted to me under Section 5(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 5(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  I also acknowledge and represent that I have received all payments and benefits the payment and provision of which were due to me, as of the date hereof, by virtue of any employment by the Company.
2. Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of its affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Claims").  Notwithstanding any other provision of this General Release to the contrary, this General Release does not encompass, and I do not release, waive or discharge, the obligations of any of the Released Parties (a) to make the payments and provide the other benefits contemplated by the Agreement, (b) under any restricted stock agreement, option agreement or other agreement pertaining to my equity ownership, or (c) under any indemnification or similar agreement with me.
3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against any Released Party, or in the event I should seek to recover damages against any Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims.  I further agree that I have not filed and am not aware of any pending Claim as of the execution of this General Release.
6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
7. Nothing in this Agreement shall be construed to preclude me from participating or cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other state or federal administrative agency.  However, in the event that a charge or complaint is filed against the Released Parties, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Released Parties, or any of them, by any administrative agency, I expressly waive and shall not accept any award or damages therefrom.
8. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any of my rights or claims arising out of any breach by the Company after the date hereof of the Agreement if and to the extent those rights, in each case by their specific terms, survive termination of my employment with the Company.
9. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  However, should Section 2 of this General Release be declared or determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal or invalid, and should I thereupon seek to institute any claims that would have been within the scope of Section 2, the Company shall be entitled to immediate repayment, and I shall immediately return, all of the severance payments that I have received, and the Company shall not be obligated to make any further severance payments.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
10. I HAVE READ IT CAREFULLY;
11. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
12. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
13. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
14. I HAVE BEEN ADVISED I HAVE TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS GENERAL RELEASE;
15. I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD;
16. I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
17. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
18. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:____________________________
_________________________________
[Employee]